Independent Auditors' Consent




To the Shareholders and Board of Directors of Smith Barney Money Funds, Inc.:

We consent to the incorporation by reference, with respect to the portfolios listed below for the Smith Barney Money Funds, Inc. (the Funds), in this Prospectus and Statement of Additional Information, of our report dated February 11, 2000, on the statement of assets and liabilities as of December 31, 1999 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-30D. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

Portfolio

Cash Portfolio
Government Portfolio
Retirement Portfolio




KPMG LLP

New York, New York
April 25, 2000